Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

CRH public limited company

CRH SMW Finance Designated Activity Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	5.200% Guaranteed Notes due 2029 of CRH SMW Finance DAC	Rule 457(r)	$750,000,000	99.943%	$749,572,500	0.00014760	$110,636.90

Fees to be Paid	Other	Guarantees of CRH plc of 5.200% Guaranteed Notes due 2029 of CRH SMW Finance DAC(1)	Rule 457(n)			(1)		$0(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts							$110,636.90

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$110,636.90

(1)	Pursuant to Rule 457(n), no separate fee for the Guarantees is payable.
(2)

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $750,000,000 aggregate principal amount of 5.200% Guaranteed Notes due 2029 of CRH SMW Finance Designated Activity Company and Guarantees of such securities by CRH public limited company.